Exhibit 3.2

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF OTIS SPUNKMEYER HOLDINGS, INC.

ARTICLE I
NAME

        The name of the Corporation is Otis Spunkmeyer Holdings, Inc. (the "Corporation").

ARTICLE II
REGISTERED OFFICE AND AGENT

        The address of the Corporation's registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE III
PURPOSE

        The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law (the "DGCL").

ARTICLE IV
CAPITAL STOCK

        The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is [            ] (                        ) shares, of which:

        [            ] (                        ) shares, par value $0.01 per share, shall be authorized as shares of common stock (the "Common Stock");

        [            ] (                        ) shares, par value $0.01 per share, shall be authorized as shares of nonvoting common stock (the "Nonvoting Common Stock"); and

        [            ] (                        ) shares, par value $0.01 per share, shall be authorized as shares of preferred stock (the "Preferred Stock").

        (A)    Common Stock.    Except as (1) otherwise required by law or (2) expressly provided in this Amended and Restated Certificate of Incorporation (as amended from time to time), each share of Common Stock and Nonvoting Common Stock shall have the same powers, rights and privileges and shall rank equally, share ratably and be identical in all respects as to all matters.

          (1)    Dividends.    Subject to the rights of the holders of Preferred Stock, and to the other provisions of this Amended and Restated Certificate of Incorporation (as amended from time to time), holders of Common Stock and Nonvoting Common Stock shall be entitled to receive equally, on a per share basis, such dividends and other distributions in cash, securities or other property of the Corporation as may be declared thereon by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefore.

          (2)    Voting Rights.    At every annual or special meeting of stockholders of the Corporation, each holder of Common Stock shall be entitled to cast one (1) vote for each share of Common Stock standing in such holder's name on the stock transfer records of the Corporation. Except as otherwise provided herein and as otherwise required by applicable law, the Nonvoting Common Stock shall have no voting rights.

          (3)    Liquidation Rights.    In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, after payment or provision for payment of the Corporation's debts and amounts payable upon shares of Preferred Stock entitled to a preference, if any, over holders of Common Stock and Nonvoting Common Stock upon such dissolution, liquidation or winding up, the remaining net assets of the Corporation shall be distributed among holders of shares of Common Stock and Nonvoting Common Stock equally on a per share basis. A merger or consolidation of the Corporation with or into any other corporation or other entity, or a sale or conveyance of all or any part of the assets of the Corporation (which shall not in fact result in the liquidation of the Corporation and the distribution of assets to its stockholders) shall not be deemed to be a voluntary or involuntary liquidation or dissolution or winding up of the Corporation within the meaning of this Paragraph (A)(3).

          (4)    Future Issuances.    The Board of Directors is authorized, subject to limitations prescribed by law, to provide by resolution or resolutions for the issuance of additional shares of Common Stock and Nonvoting Common Stock.

          (5)   Any holder of shares of Nonvoting Common Stock may convert such shares into an equivalent number of shares of Common Stock by giving written notice to the Corporation.

        (B)    Preferred Stock.    The Board of Directors is authorized, subject to limitations prescribed by law, to provide by resolution or resolutions for the issuance of shares of Preferred Stock in one or more classes, to establish the number of shares to be included in each such class, and to fix the voting powers (if any), designations, powers, preferences, and relative, participating, optional or other rights, if any, of the shares of each such class, and any qualifications, limitations or restrictions thereof. Irrespective of the provisions of Section 242(b)(2) of the DGCL, the number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the stock of the Corporation entitled to vote, without the separate vote of the holders of the Preferred Stock as a class. Upon the effectiveness of this Amended and Restated Certificate of Incorporation (the "Effective Time"), the 49,678 outstanding shares of the Corporation's Class A Preferred Stock shall be, without further action by the Corporation or any of the holders thereof, converted into Common Stock and/or redeemed for cash, and zero (0) shares of the Class A Preferred Stock shall remain outstanding.

        (C)    Reverse Split of Common Stock.

          (1)    Split.    Upon the Effective Time, each then outstanding share of the Corporation's Common Stock and Nonvoting Common Stock (the "Existing Common Stock") shall be, without further action by the Corporation or any of the holders thereof, combined, changed and reclassified such that each stockholder shall receive one (1) share of Common Stock or Nonvoting Common Stock, as applicable, for every [    ] (    ) shares of Existing Common Stock held by his, her or its account at the time (the "Reverse Split"). Each certificate then outstanding representing shares of Existing Common Stock shall automatically represent from and after the Effective Time that number of shares of Common Stock or Nonvoting Common Stock, as applicable, equal to the number of shares shown on the face of the certificate divided by [            ].

          (2)    Fractional Shares.    Notwithstanding the foregoing, in the event that the Reverse Split of the Existing Common Stock described above in Paragraph (1) would result in any holder of shares of Existing Common Stock holding a number of shares of Common Stock or Nonvoting Common Stock that is not an integral multiple of one, the effect of the Reverse Split shall be such that the shares of Common Stock or Nonvoting Common Stock issued as a result of the Reverse Split shall be the integral multiple of one closest to the number of shares of Common Stock or Nonvoting Common Stock, as applicable, that would otherwise result from the Reverse Split, with fractions of 0.50 and greater being rounded up to the next higher integral multiple of one and fractions less than 0.50 being rounded down to the next lower integral multiple of one. No consideration will be paid in lieu of fractions that are rounded down.

          (3)   As soon as possible after the Reverse Split, the Corporation shall deliver to each of the former holders of Existing Common Stock a certificate or certificates representing the number of shares of Common Stock or Nonvoting Common Stock, as applicable, issuable by reason of such transaction in such name or names and such denomination or denominations as such holder has specified.

          (4)   The issuance of certificates for shares of Common Stock and Nonvoting Common Stock upon the Reverse Split shall be made without charge to the holders of Existing Common Stock for any issuance tax in respect thereof or other cost incurred by the Corporation in connection with such transaction. Upon the Reverse Split, the Corporation shall take all such actions as are necessary in order to insure that the Common Stock and Nonvoting Common Stock issuable with respect to such transaction shall be validly issued, fully paid and nonassessable, free and clear of all taxes, liens, charges and encumbrances with respect to the issuance thereof.

          (5)   The Corporation shall not close its books against the transfer of the Existing Common Stock or of Common Stock or Nonvoting Common Stock issued or issuable upon the Reverse Split in any manner which interferes with the timely completion of the Reverse Split. The Corporation shall assist and cooperate with any holder of shares required to make any governmental filings or obtain any governmental approval prior to or in connection with the Reverse Split (including, without limitation, making any filings required to be made by the Corporation).

          (6)   All shares of Common Stock and Nonvoting Common Stock which are so issuable shall, when issued, be duly and validly issued, fully paid and nonassessable and free from all taxes, liens and charges. The Corporation shall take all such actions as may be necessary to assure that all such shares of Common Stock and Nonvoting Common Stock may be so issued without violation of any applicable law or governmental regulation or any requirements of any domestic securities exchange upon which shares of Common Stock or Nonvoting Common Stock may be listed (except for official notice of issuance which shall be immediately delivered by the Corporation upon each such issuance). The Corporation shall not take any action which would cause the number of authorized but unissued shares of Common Stock or Nonvoting Common Stock to be less than the number of such shares required to be reserved hereunder for issuance upon the Reverse Split.

ARTICLE V
BOARD OF DIRECTORS

        (A)    Management.    The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. The Board of Directors may exercise all such authority and powers of the Corporation and do all such lawful acts and things as are not by statute or this Amended and Restated Certificate of Incorporation directed or required to be exercised or done by the stockholders.

        (B)    Election and Term of Office.    The directors shall be elected by a plurality of the votes of the shares of capital stock of the Corporation present in person or represented by proxy at the meeting and entitled to vote in the election of directors. The directors shall be elected and shall hold office only in this manner, except as provided in Paragraph (D) of this Article V. Each director shall hold office until a successor is duly elected and qualified or until his or her earlier death, resignation or removal.

        (C)    Number of Directors.    The number of directors of the Corporation shall be fixed from time to time in the manner provided in the Amended and Restated By-laws.

        (D)    Newly-Created Directorships and Vacancies.    Subject to the rights of the holders of any class of Preferred Stock then outstanding, newly created directorships resulting from any increase in the number of directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or any other cause may be filled by the Board of Directors, provided that a quorum is then in office and present, or by a majority of the directors then in office, if less than a quorum is then in office, or by the sole remaining director. Directors elected to fill a newly created directorship or other vacancies shall hold office until such director's successor has been duly elected and qualified or until his or her earlier death, resignation or removal as hereinafter provided.

        (E)    Removal of Directors.    Subject to the rights of the holders of any class of Preferred Stock then outstanding, any director may be removed from office at any time for cause, at a meeting called for that purpose, and only by the affirmative vote of the holders of at least 66 2/3% of the voting power of all shares of Common Stock entitled to vote generally in the election of directors, voting together as a single class.

        (F)    Rights of Holders of Preferred Stock.    Notwithstanding the foregoing provisions of this Article V, whenever the holders of one or more classes of Preferred Stock issued by the Corporation shall have the right, voting separately or together by class, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorship shall be governed by the rights of such Preferred Stock as set forth in the certificate of designations governing such class.

        (G)    Written Ballot Not Required.    Elections of directors need not be by written ballot unless the Amended and Restated By-laws of the Corporation shall otherwise provide.

        (H)    By-laws.    The Board of Directors is expressly authorized to adopt, amend, alter, change or repeal the by-laws of the Corporation. Any by-laws made by the directors under the powers conferred hereby may be amended, altered, changed or repealed by the directors or by the stockholders. Notwithstanding the foregoing and anything contained in this Amended and Restated Certificate of Incorporation to the contrary, the by-laws of the Corporation shall not be amended altered, changed or repealed by the stockholders, and no provision inconsistent therewith shall be adopted by the stockholders, without the affirmative vote of the holders of 66 2/3% of the voting power of all shares of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

ARTICLE VI
LIMITATION OF LIABILITY

        A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director; provided, however, that the foregoing shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is hereafter amended to permit further elimination or limitation of the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended. Any repeal or modification of this Article VI by the stockholders of the Corporation or otherwise shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

ARTICLE VII
INDEMNIFICATION

        Each person who was or is made a party or is threatened to be made a party to or is involved (including, without limitation, as a witness) in any actual or threatened action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director or officer of another corporation or of a partnership, limited liability company, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an "Indemnitee"), whether the basis of such proceeding is alleged action in an official capacity as a director or officer or in any other capacity while so serving, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), or by other applicable law as then in effect, against all expense, liability and loss (including attorneys' fees and related disbursements, judgments, fines, excise taxes or penalties under the Employee Retirement Income Security Act of 1974, as amended from time to time ("ERISA"), penalties and amounts paid or to be paid in settlement) actually and reasonably incurred or suffered by such Indemnitee in connection therewith, and such indemnification shall continue as to a person who has ceased to be a director, officer, partner, member or trustee and shall inure to the benefit of his or her heirs, executors and administrators. Each person who is or was serving as a director or officer of a subsidiary of the Corporation shall be deemed to be serving, or have served, at the request of the Corporation.

        (A)    Procedure.    Any indemnification (but not advancement of expenses) under this Article VII (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director or officer is proper in the circumstances because he has met the applicable standard of conduct set forth in the DGCL, as the same exists or hereafter may be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment). Such determination shall be made with respect to a person who is a director or officer at the time of such determination (a) by a majority vote of the directors who were not parties to such proceeding (the "Disinterested Directors"), even though less than a quorum, (b) by a committee of Disinterested Directors designated by a majority vote of Disinterested Directors, even though less than a quorum, (c) if there are no such Disinterested Directors, or if such Disinterested Directors so direct, by independent legal counsel in a written opinion, or (d) by the stockholders.

        (B)    Advances for Expenses.    Expenses (including attorneys' fees, costs and charges) incurred by a director or officer of the Corporation in defending a proceeding shall be paid by the Corporation in advance of the final disposition of such proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay all amounts so advanced in the event that it shall ultimately be determined that such director or officer is not entitled to be indemnified by the Corporation as authorized in this Article VII. The majority of the Disinterested Directors may, in the manner set forth above, and upon approval of such director or officer of the Corporation, authorize the Corporation's counsel to represent such person, in any proceeding, whether or not the Corporation is a party to such proceeding.

        (C)    Procedure for Indemnification.    Any indemnification or advance of expenses (including attorney's fees, costs and charges) under this Article VII shall be made promptly, and in any event within 60 days upon the written request of the director or officer (and, in the case of advance of expenses, receipt of a written undertaking by or on behalf of Indemnitee to repay such amount if it shall ultimately be determined that Indemnitee is not entitled to be indemnified therefor pursuant to the terms of this Article VII). The right to indemnification or advances as granted by this Article VII shall be enforceable by the director or officer in any court of competent jurisdiction, if the Corporation denies such request, in whole or in part, or if no disposition thereof is made within 60 days. Such person's costs and expenses incurred in connection with successfully establishing his/her right to indemnification, in whole or in part, in any such action shall also be indemnified by the Corporation. It shall be a defense to any such action (other than an action brought to enforce a claim for the advance of expenses (including attorney's fees, costs and charges) under this Article VII where the required undertaking, if any, has been received by the Corporation) that the claimant has not met the standard of conduct set forth in the DGCL, as the same exists or hereafter may be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, its independent legal counsel and its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he/she has met the applicable standard of conduct set forth in the DGCL, as the same exists or hereafter may be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), nor the fact that there has been an actual determination by the Corporation (including its Board of Directors, its independent legal counsel and its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

        (D)    Other Rights; Continuation of Right to Indemnification.    The indemnification and advancement of expenses provided by this Article VII shall not be deemed exclusive of any other rights to which a person seeking indemnification or advancement of expenses may be entitled under any law (common or statutory), by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his/her official capacity and as to action in another capacity while holding office or while employed by or acting as agent for the Corporation, and shall continue as to a person who has ceased to be a director or officer, and shall inure to the benefit of the estate, heirs, executors and administers of such person. All rights to indemnification under this Article VII shall be deemed to be a contract between the Corporation and each director or officer of the Corporation who serves or served in such capacity at any time while this Article VII is in effect. Any repeal or modification of this Article VII or any repeal or modification of relevant provisions of the DGCL or any other applicable laws shall not in any way diminish any rights to indemnification of such director or officer or the obligations of the Corporation arising hereunder with respect to any proceeding arising out of, or relating to, any actions, transactions or facts occurring prior to the final adoption of such modification or repeal. For the purposes of this Article VII, references to "the Corporation" include all constituent corporations absorbed in a consolidation or merger as well as the resulting or surviving corporation, so that any person who is or was a director or officer of such a constituent corporation or is or was serving at the request of such constituent corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise shall stand in the same position under the provisions of this Article VII, with respect to the resulting or surviving corporation, as he would if he/she had served the resulting or surviving corporation in the same capacity.

        (E)    Insurance.    The Corporation shall have power to purchase and maintain insurance on our own behalf and on behalf of any person who is or was or has agreed to become a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him and incurred by him or on his behalf in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of this Article VII; provided, however, that such insurance is available on acceptable terms, which determination shall be made by a vote of a majority of the Board of Directors.

        (F)    Savings Clause.    If this Article VII or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each person entitled to indemnification under the first Paragraph of this Article VII as to all expense, liability and loss (including attorneys' fees and related disbursements, judgments, fines, ERISA excise taxes and penalties, penalties and amounts paid or to be paid in settlement) actually and reasonably incurred or suffered by such person and for which indemnification is available to such person pursuant to this Article VII to the full extent permitted by any applicable portion of this Article VII that shall not have been invalidated and to the full extent permitted by applicable law.

ARTICLE VIII
ACTION BY WRITTEN CONSENT/SPECIAL MEETINGS OF STOCKHOLDERS

        For so long as either the Corporation's Common Stock is registered under Section 12 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or the Corporation is required to file periodic reports with the Securities and Exchange Commission pursuant to Section 15(d) of the Exchange Act with respect to the Corporation's Common Stock: (i) the stockholders of the Corporation may not take any action by written consent in lieu of a meeting, and must take any actions at a duly called annual or special meeting of stockholders and the power of stockholders to consent in writing without a meeting is specifically denied and (ii) special meetings of stockholders of the Corporation may be called only by the Chairman of the Board of Directors or pursuant to a resolution adopted by the affirmative vote of the majority of the total number of directors then in office.

ARTICLE IX
AMENDMENT

        The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed herein and by the laws of the state of Delaware, and all rights conferred upon stockholders herein are granted subject to this reservation. Notwithstanding any other provision of this Amended and Restated Certificate of Incorporation or the Amended and Restated By-laws of the Corporation, and notwithstanding the fact that a lesser percentage or separate class vote may be specified by law or otherwise, but in addition to any affirmative vote of the holders of any particular class or series of the capital stock required by law or otherwise, the affirmative vote of the holders of at least 66 2/3% of the voting power of all shares of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to adopt any provision inconsistent with, to amend, alter change or repeal any provision of, or to adopt a by-law inconsistent with, Articles V, VI, VII, VIII or IX of this Amended and Restated Certificate of Incorporation.

ARTICLE X
CORPORATE OPPORTUNITY

        (A)    Certain Acknowledgements.    In recognition that (i) certain directors, principals, officers, employees and/or other representatives of Code Hennessy & Simmons LLC and its affiliated funds (collectively, "CHS") may serve as directors of the Corporation, (ii) CHS and its Affiliated Entities may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, and (iii) that the Corporation and Affiliated Entities thereof may engage in material business transactions with CHS and its Affiliated Entities and that the Corporation is expected to benefit therefrom, the provisions of this ARTICLE X are set forth to regulate and define the conduct of certain affairs of the Corporation as they may involve CHS or its Affiliated Entities and their directors, principals, officers, employees and other representatives, and the powers, rights, duties and liabilities of the corporation and its directors, officers and stockholders in connection therewith.

        (B)    Competition and Corporate Opportunities.    Neither CHS or any of its Affiliated Entities shall have any duty to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as the Corporation or any of its Affiliated Entities, and neither CHS nor any director, principal, officer, employee or other representative thereof (except as provided in Paragraph C of this ARTICLE X) shall be liable to the Corporation or its stockholders for breach of any fiduciary duty solely by reason of any such activities of CHS or any of its Affiliated Entities. In the event that either CHS or any of its Affiliated Entities acquires knowledge of a potential transaction or matter which may be a corporate opportunity for itself and the Corporation or any of its Affiliated Entities, neither CHS nor any of its Affiliated Entities shall have any duty to communicate or offer such corporate opportunity to the Corporation or any of its Affiliated Entities and shall not be liable to the Corporation or its stockholders for breach of any fiduciary duty as a stockholder of the Corporation solely by reason of the fact that CHS or any of its Affiliated Entities pursues or acquires such corporate opportunity for itself, directs such corporate opportunity to another person, or does not communicate information regarding such corporate opportunity to the Corporation.

        (C)    Allocation of Corporate Opportunities.    In the event that a director of the Corporation who is also a director, principal, officer, employee or other representative of CHS acquires knowledge of a potential transaction or matter which may be a corporate opportunity for the Corporation or any of its Affiliated Entities and CHS or any of its Affiliated Entities, such director of the Corporation shall have satisfied and fulfilled his or her fiduciary duty to the Corporation and its stockholders with respect to such corporate opportunity, if such director acts in a manner consistent with the following policy:

          (1)   A corporate opportunity offered to any director of the Corporation, who is also a director, principal, officer, employee or other representative of CHS, shall belong to the Corporation if such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of the Corporation; and

          (2)   Otherwise, such corporate opportunity shall not belong to the Corporation or its Affiliated Entities.

        For purposes of this ARTICLE X, a corporate opportunity shall not be deemed to belong to the Corporation if it is a business opportunity that the Corporation is not financially able or contractually permitted or legally able to undertake, or that is, from its nature, not in the line of the Corporation's business or is of no practical advantage to it or that is one in which the Corporation has no interest or reasonable expectancy.

        (D)    Agreements and Transactions with CHS or its Affiliated Entities.    In the event that CHS or any of its Affiliated Entities enters into an agreement or transaction with the Corporation or any of its Affiliated Entities, a director of the Corporation who is also a director, principal, officer, employee or other representative of CHS shall have fulfilled his or her fiduciary duty to the Corporation and its stockholders with respect to such agreement or transaction, if:

          (1)   The agreement or transaction was approved, after being made aware of the material facts of the relationship between each of the corporation or an Affiliated Entity thereof and CHS or any of its Affiliated Entities and the material terms and facts of the agreement or transaction, by (i) an affirmative vote of a majority of the members of the Board of Directors of the Corporation who are not persons or entities with an interest in the agreement or transaction ("Interested Persons"), (ii) an affirmative vote of a majority of the members of a committee of the Board of Directors of the Corporation consisting solely of members who are not Interested Persons or (iii) one or more of the Corporation's officers or employees who are not Interested Persons and who were authorized by the Board of Directors of the Corporation or committee thereof in the manner set forth in (i) and (ii) above;

          (2)   The material facts relating to the director's relationship or interest as to the transaction are disclosed to the stockholders of the Corporation and holders of a majority of the Corporation's capital stock (excluding any shares held by CHS, any Affiliated Entity thereof or any Interested Person) approve the transaction; or

          (3)   The transaction was fair to the Corporation at the time entered into by the Corporation.

        For purposes of this ARTICLE X, "Affiliated Entity" shall mean (i) in respect of CHS, any entity which is controlled by CHS (other than the Corporation and any entity that is controlled by the Corporation) and (ii) in respect of the Corporation, shall mean any entity controlled by the Corporation.

        (E)    Amendments to this Article.    Notwithstanding anything to the contrary elsewhere contained in this Amended and Restated Certificate of Incorporation, the affirmative vote of the holders of at least 80% of the voting power of all shares of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to adopt any provision inconsistent with, to amend, alter change or repeal any provision of, or to adopt a by-law inconsistent with, this ARTICLE X.